Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-4) of Ebix, Inc. and subsidiaries of our report dated March 1, 2018, with respect to the consolidated financial statements of Ebix, Inc. and subsidiaries included in its Annual Report (Form 10-K) as of December 31, 2017 and for each of the years in the two-year period ended December 31, 2017.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

January 17, 2020